Exhibit 5.1

January 19, 2024

Alternus Clean Energy, Inc.

360 Kingsley Park Drive, Suite 250

Fort Mill, South Carolina

Re: Alternus Clean Energy, Inc. - Registration Statement on Form S-1

Ladies and Gentlemen:

We are issuing this opinion in our capacity as counsel to Alternus Clean Energy, Inc., a Delaware corporation (formerly known as  Clean Earth Acquisitions Corp., the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), on a Registration Statement on Form S-1 (the “Registration Statement”) initially filed with the Securities and Exchange Commission (the “Commission”) on January 19, 2024.

The Registration Statement relates to the resale from time to time by the selling securityholders named in the prospectus contained in the Registration Statement and any supplement thereto or their permitted transferees (the “Selling Securityholders”) of:

(i) up to 69,717,901 shares of our common stock, $0.0001 par value per share (the “Selling Securityholder Shares”) consisting of:

(a) up to 57,500,000 shares of our common stock that were issued to Alternus Energy Group Plc., our majority stockholder (“AEG”);

(b) up to 7,666,667 shares of our common stock (2,555,556 of which are subject to vesting upon the occurrence of certain events) that were issued to Clean Earth Acquisitions Sponsor LLC (the “Sponsor”);

(c) up to an aggregate of 1,496,234 shares of common stock that were issued to the Meteora Entities (as defined in the Registration Statement), pursuant to a forward purchase agreement;

(d) up to 1,320,000 shares of common stock to be issued to Wissam Anastas (“WA”) pursuant to the conversion of a convertible note;

(e) up to 890,000 shares of common stock that were issued to the Sponsor in a private placement;

(f) up to 445,000 shares of common stock issuable upon the exercise of warrants (the “Sponsor Warrants”);

(g) up to 300,000 shares of common stock issuable upon the exercise of warrants (the “SCM Tech 1 Warrants”) issued to SCM Tech, LLC; and

(h) up to 100,000 shares of common stock issuable upon the exercise of warrants issued to SCM Tech, LLC (the “SCM Tech 2 Warrants”); and

(ii) up to 445,000 Sponsor Warrants.

The Sponsor Warrants, the SCM Tech 1 Warrants, and SCM Tech 2 Warrants are collectively referred to herein as, the “Warrants.”

For purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including: (i) the corporate and organizational documents of the Company, including the Company’s Amended & Restated Certificate of Incorporation and Bylaws, as amended, (ii) resolutions of the Company with respect to the issuance and registration of the securities that the Registration Statement relates to (the “Securities”), (iii) the Registration Statement and the exhibits thereto and (iv) the forms of Warrants set forth herein.

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036
T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that (i) the Selling Stockholder Shares have been duly authorized and validly issued and are fully paid and non-assessable; provided, however, with respect to the 845,000 Selling Securityholder Shares that to be sold by certain Selling Securityholders that will be issued by the Company upon the exercise of the Warrants, such Selling Securityholder Shares will be validly issued, fully-paid and non-assessable when issued in accordance and compliance with the terms of the applicable Warrants and (ii) the Warrants constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of New York and the Delaware General Corporation Laws

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) public policy considerations which may limit the rights of parties to obtain certain remedies, (v) any requirement that a claim with respect to any security denominated in other than U.S. dollars (or a judgment denominated in other than U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined in accordance with applicable law, (vi) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit and (vii) any laws except the internal law of New York. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Securities.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof, and we assume no obligation to revise or supplement this opinion after the date of effectiveness should the present laws of the State of New York be changed by legislative action, judicial decision or otherwise after the date hereof.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted, or otherwise relied upon for any other purposes.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very Truly Yours,

/s/ Sichenzia Ross Ference Carmel LLP
Sichenzia Ross Ference Carmel LLP

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036
T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW